                                                                                    NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES THE ELECTION OF
MICHAEL C. SMILEY TO THE COMPANY’S BOARD OF DIRECTORS

RACINE, WISCONSIN—April 20, 2010—Twin Disc, Inc. (NASDAQ: TWIN), today announced the election of Michael C. Smiley to the Company’s Board of Directors, effective April 16, 2010.  Mr. Smiley will stand for reelection at the Company’s annual shareholder meeting in October 2010.

Since May 2008, Mr. Smiley, (50), has served as Chief Financial Officer of Zebra Technologies Corporation, a leading provider of innovative technology solutions used to identify, track, and manage the deployment of critical assets for improved business efficiency.

Commenting on the election, Michael E. Batten, Chairman and Chief Executive Officer of Twin Disc, stated: “We are delighted to have a person with Mike’s global growth, technology and international experience on our Board.  His financial and accounting insight supports our Company’s high professional and ethical standards. I look forward to his contributions and counsel as he brings a fresh perspective to our board room.”

From 2004 until joining Zebra, Mr. Smiley worked at Tellabs, Inc., a provider of telecommunications networking products, as General Manager of the Tellabs Denmark A/S unit.  Previously, from 2002 to 2004, he held various finance positions at Tellabs including Interim Chief Financial Officer, Vice President, International Finance, and Treasurer.  Prior to 2002, Mr. Smiley held a number of finance positions including Vice President, Asia Pacific Finance located in Taipei, Taiwan, for General Semiconductor and Assistant Treasurer for General Instrument.  Mr. Smiley holds a BS in accounting from Brigham Young University and an MBA degree from the University of Chicago.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.